Exhibit 10.1

Execution Version

EXCHANGE AGREEMENT

EXCHANGE AGREEMENT (this “Agreement”), dated as of January 27, 2012, among Ralcorp Holdings, Inc., a Missouri corporation (“Ralcorp”) and Barclays Bank PLC, J.P. Morgan Securities LLC, Wells Fargo Bank, N.A., Credit Suisse Securities (USA) LLC, SunTrust Bank and PNC Bank, National Association (collectively, the “Investment Banks”). Where context requires, the term “Investment Bank” or “Investment Banks” shall be deemed to refer to the applicable Assignee or Assignees.

WHEREAS, Post Holdings, Inc., a Missouri corporation and a wholly-owned subsidiary of Ralcorp as of the date of this Agreement (“Post”) intends to issue $775,000,000 in aggregate principal amount of its 7.375% Senior Notes due 2022 (the “Notes”) to Ralcorp in connection with Ralcorp’s expected contribution of equity interests in Post Foods, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Ralcorp (“Post Foods”), to Post;

WHEREAS, Barclays Bank PLC, JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A., Credit Suisse AG, Cayman Islands Branch, SunTrust Bank and PNC Bank, National Association (the “Initial Lenders”) made term loans to Ralcorp in an aggregate principal amount of $775,000,000 (the “Ralcorp Obligations”) under that certain Credit Agreement (the “Credit Agreement”), dated January 20, 2012, among Ralcorp, Barclays Bank PLC, as administrative agent (in such capacity, the “Administrative Agent”), and the Initial Lenders, which term loans were, in the case of J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC, assigned by such Initial Lenders to its affiliated Investment Bank prior to the execution of this Agreement;

WHEREAS, each of the Investment Banks now holds the principal amount of Ralcorp Obligations set forth across from its name on Schedule I hereto (each such principal amount, with respect to the applicable Investment Bank, the “Applicable Amount of Ralcorp Obligations”);

WHEREAS, concurrently herewith, Post and Post Foods (as guarantor) are entering into an Offering Agreement (the “Offering Agreement”) with Barclays Capital Inc., J.P. Morgan Securities LLC, Wells Fargo Securities, LLC and Credit Suisse Securities (USA) LLC, on their own behalf as initial purchasers and as representatives (the “Representatives”) on behalf of SunTrust Robinson Humphrey, Inc. and PNC Capital Markets LLC as initial purchasers (together with the Representatives, the “Initial Purchasers”), in connection with the sale pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”), of the Notes and, in connection therewith, Post and Post Foods will enter into a Registration Rights Agreement with the Initial Purchasers relating to the grant of registration rights with respect to such Notes;

WHEREAS, pursuant to that certain Separation and Distribution Agreement to be dated on or before February 3, 2012 by and among Ralcorp, Post and Post Foods (“SDA”), Ralcorp will distribute at least 80% of the common stock of Post pro rata to the shareholders of Ralcorp (the “Distribution”);

WHEREAS, pursuant to the terms below, Ralcorp desires to consummate a debt-for-debt exchange of the Notes for the Ralcorp Obligations by delivery of the Notes to the Investment Banks (or their respective assignees pursuant to Section 8 hereof (an “Assignee”)) as payment for the satisfaction and discharge in full of the Ralcorp Obligations and all other obligations under the Credit Agreement (except for the obligations that survive any satisfaction and discharge thereof pursuant to the terms thereof); and

WHEREAS, each of the Investment Banks desires to effect the debt-for-debt exchange described above by effecting a satisfaction and discharge in full of the Applicable Amount of Ralcorp Obligations and all other obligations under the Credit Agreement (except for the obligations that survive any satisfaction and discharge thereof pursuant to the terms thereof), in consideration of the delivery, as payment in full for such satisfaction and discharge, of the principal amount of Notes set forth across from such Investment Bank’s name on Schedule II (each such principal amount, with respect to the applicable Investment Bank, the “Applicable Amount of Notes”).

NOW THEREFORE, in consideration of the representations, warranties and agreements contained in this Agreement, the parties agree as follows:

1. The Exchange. (a) Subject to the terms and conditions and in reliance upon the representations and warranties in this Agreement, at the Closing (as defined below) (i) Ralcorp shall deliver to each of the Investment Banks , and each of the Investment Banks shall accept, the Applicable Amount of Notes and (ii) each of the Investment Banks shall grant a satisfaction and discharge in full of (A) the Applicable Amount of Ralcorp Obligations held by such Investment Bank and (B) all other obligations under the Credit Agreement (except for the obligations that survive any satisfaction and discharge thereof pursuant to the terms thereof) (the transactions described in clauses (i) and (ii) above, collectively, the “Exchange”). The obligation of each of the Investment Banks to effect a satisfaction and discharge of the Applicable Amount of Ralcorp Obligations in consideration of the delivery to such Investment Bank of the Applicable Amount of Notes in accordance with this Agreement shall be several and not joint.

(b) The Exchange shall occur at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York (the “Closing”), on February 3, 2012, or at such other place or on such later date, as may be agreed upon by Ralcorp and the Investment Banks, subject to satisfaction or waiver of the conditions set forth in Section 4 of this Agreement (the date on which the Closing occurs, the “Closing Date”). At the Closing, (i) Ralcorp shall deliver the Notes to the Investment Banks, and the Investment Banks shall accept the Notes, by delivery of one or more certificated notes in definitive form or as otherwise agreed by Ralcorp and the Investment Banks and (ii) the Investment Banks shall effect a satisfaction and discharge in full of the Ralcorp Obligations and all other obligations under the Credit Agreement (except for the obligations that survive any satisfaction and discharge thereof pursuant to the terms thereof) in accordance with Section 2 hereof. In addition, at the Closing, Ralcorp will pay to the Administrative Agent by wire transfer in immediately funds, an amount in cash equal to the accrued but unpaid interest, if any, with respect to the Ralcorp Obligations to, but not including, the Closing Date (“Accrued Interest”), for further distribution by the Administrative Agent to each Investment Bank (or its designated affiliate) pro rata in accordance with the Applicable Amount of Ralcorp Obligations. For avoidance of doubt, if the Closing Date is an Interest

Payment Date (as defined in the Credit Agreement), there will not be any Accrued Interest payable in accordance with the terms hereof, provided that the interest due on such date is paid in accordance with the Credit Agreement.

2. Assignment of Rights. On the Closing Date, subject to the conditions set forth in Section 4(b) hereof, Ralcorp shall assign to the Investment Banks all its rights arising out of or in respect of the Notes; and the Investment Banks shall irrevocably assume all of Ralcorp’s rights and obligations arising out of or in respect of the Notes. On the Closing Date, subject to the conditions set forth in Section 4(a) hereof, in consideration of the assignment of the Notes and payment of Accrued Interest, if any, as payment in full, the Investment Banks shall grant to Ralcorp a satisfaction and discharge in full of all obligations arising out of or in respect of the Ralcorp Obligations and the Credit Agreement (except for the obligations that survive any satisfaction and discharge thereof pursuant to the terms thereof), and deliver a payment and satisfaction instrument in respect thereof reasonably satisfactory to Ralcorp. Upon the effectiveness of such satisfaction and discharge, (i) all guarantees of the Credit Agreement by the subsidiaries of Ralcorp shall be released and (ii) the security interests and liens granted to the Pledgee (as defined in the Credit Agreement) shall no longer secure the Ralcorp Obligations or the Credit Agreement, in each case without any further action of any kind by any party.

3. Representations and Warranties. (a) Ralcorp hereby represents and warrants to the Investment Banks that:

(i) Ralcorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri. Ralcorp has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Ralcorp and, assuming its valid authorization, execution and delivery by the Investment Banks, constitutes a legal, valid and binding obligation of Ralcorp, enforceable against Ralcorp in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(ii) No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) or nongovernmental third party is required to be obtained or made by or with respect to Ralcorp or any of its subsidiaries (including Post and Post Foods) in connection with the execution, delivery and performance of this Agreement, except (A) such as may be required under the state securities or “blue sky” laws or the rules and regulations of the Financial Industry Regulatory Authority, Inc. in connection with the offer and sale of the Notes by the Investment Banks, (B) the filing of current reports on Form 8-K with the Securities and Exchange Commission relating to this Agreement or the Distribution or the transactions contemplated thereby or (C) in connection with the Distribution, such as will have been obtained or made on or prior to the effective time of the Distribution.

(iii) Neither the Exchange nor the consummation of the Distribution or any other transaction contemplated herein nor the fulfillment of the terms hereof shall (A) result in a breach by Ralcorp or any of its subsidiaries (including Post and Post Foods) of any of the terms and provisions of, or constitute a default under any indenture, mortgage, deed of trust or other agreement or instrument to which Ralcorp or any of its subsidiaries is a party or by which it is bound, (B) violate Ralcorp’s Articles of Incorporation or Bylaws, or (C) violate any order, rule or regulation applicable to Ralcorp or any of its subsidiaries of any court, Federal or state regulatory body, administrative agency or other governmental body having jurisdiction over Ralcorp or any of its subsidiaries or their respective properties, except, in the case of clauses (A) or (C), such as would not have a material adverse effect on (1) the business, assets, property, condition (financial or otherwise) or prospects of Ralcorp and its subsidiaries taken as a whole, (2) the Distribution, the Exchange or any other transaction contemplated herein or (3) the enforceability of this Agreement.

(iv) Assuming the accuracy of the representations and warranties of the Investment Banks in Section 3(b)(iv) of this Agreement and the second sentence of Section 3(a) of the Offering Agreement, the Exchange is exempt from the registration requirements of the Securities Act.

(v) Prior to the Closing, Ralcorp will have good and valid title to the Notes, free and clear of any liens, claims, equities, encumbrances, security interests, options, charges or restrictions of any kind (collectively “Liens”). Upon the consummation of the Exchange, done in accordance with clause (b) of Section 1, good and valid title to the Notes shall pass to the Investment Banks, free and clear of any Liens, other than those arising from acts of the Investment Banks.

(vi) Ralcorp has made its own independent inquiry as to the legal, tax and accounting aspects of the transactions contemplated by this Agreement and any related transactions, and Ralcorp has not relied on the Investment Banks, the Investment Banks’ legal counsel or the Investment Banks’ accounting advisors for legal, tax or accounting advice in connection with the transactions contemplated by this Agreement or any related transactions.

(b) Each of the Investment Banks hereby, severally as to itself and not jointly, represents and warrants to Ralcorp that:

(i) Such Investment Bank is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as applicable. Such Investment Bank has all requisite corporate or other organizational power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by such Investment Bank and assuming its valid authorization, execution and delivery by Ralcorp and the other Investment Banks, constitutes a legal, valid and binding obligation of such Investment Bank, enforceable against such Investment Bank in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(ii) No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Entity or nongovernmental third party is required to be obtained or made by or with respect to such Investment Bank in connection with the execution, delivery and performance of this Agreement, except as have been previously obtained or made.

(iii) Such Investment Bank has good and valid title to the Applicable Amount of Ralcorp Obligations, free and clear of any Liens. Upon consummation of the Exchange and satisfaction and discharge in full of the Ralcorp Obligations, such Investment Bank shall have no further rights with respect thereto or under the Credit Agreement (except in respect of the obligations of Ralcorp that survive any satisfaction and discharge of the Credit Agreement pursuant to the terms thereof).

(iv) Such Investment Bank is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act with such knowledge and experience in financial and business matters as are necessary in order to evaluate the merits and risks of an investment in the Notes. Such Investment Bank is not acquiring the Notes with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act. Such Investment Bank has not engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) and will not engage in any directed selling efforts within the meaning of Rule 902 under the Securities Act with respect to the Notes.

(v) Such Investment Bank has made its own independent inquiry as to the legal, tax and accounting aspects of the transactions contemplated by this Agreement and any related transactions and such Investment Bank has not relied on Ralcorp, Ralcorp’s legal counsel or Ralcorp’s accounting advisors for legal, tax or accounting advice in connection with the transactions contemplated by this Agreement or any related transactions.

4. Conditions. (a) The several obligations of each of the Investment Banks to consummate the Exchange at the Closing shall be subject to the satisfaction (or waiver) of the following conditions:

(i) Ralcorp shall have furnished to the Investment Banks (A) an opinion of the General Counsel of Ralcorp, dated the Closing Date, in substantially the form of Exhibit A and (B) an opinion of Bryan Cave LLP, dated the Closing Date, in form and substance reasonably satisfactory to the Investment Banks;

(ii) no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition shall be in effect preventing the consummation by Ralcorp or any of its subsidiaries of the Distribution or the transactions contemplated hereby;

(iii) (A) the representations and warranties of Ralcorp in this Agreement shall be true and correct in all material respects on and as of the Closing Date (or, in the case of representations and warranties that are qualified by material adverse effect, shall be true and correct on and as of the Closing Date) with the same effect as if made on the Closing Date, (B) Ralcorp shall have complied in all material respects with all its agreements set forth herein to be performed or satisfied at or prior to the Closing Date and (C) Ralcorp shall have furnished to the Investment Banks a certificate of Ralcorp in a form reasonably satisfactory to the Investment Banks, signed by the Chief Executive Officer, Chief Financial Officer, Treasurer or a Vice President of Ralcorp (in the name and on behalf of Ralcorp and not in an individual capacity) and dated the Closing Date, to the effect set forth in clauses (A) and (B) above and Section 4(a)(vi) below;

(iv) the Investment Banks shall have been provided a copy of the private letter ruling received by Ralcorp as set forth in Section 8.01(c)of the SDA, which private letter ruling shall be in full force and effect;

(v) the Distribution shall occur substantially concurrently with the Closing;

(vi) the Indenture shall have been duly executed and delivered and shall be in full force and effect as of the Closing Date; no default or event of default shall have occurred and be continuing thereunder;

(vii) (A) if there shall be any Accrued Interest payable in accordance with the terms hereof, all such Accrued Interest shall have been paid in accordance with Section 1(b) or (B) if there is no Accrued Interest payable in accordance with the terms hereof, all interest payable under the terms of the Credit Agreement through and including the Closing Date shall have been paid and there shall otherwise be no default or event of default thereunder; and

(viii) the Offering Agreement shall remain in full force and effect and all of the conditions precedent set forth in Section 7 of the Offering Agreement (except for consummation of the Exchange) shall have been satisfied (or waived by the Investment Banks) prior to or, where applicable, substantially concurrently with, the Closing.

In the event that any of the conditions set forth in this clause (a) shall not have been fulfilled (or waived by the Investment Banks) on the Closing Date, this Agreement may be terminated by the Investment Banks by delivering a written notice of termination to Ralcorp.

(b) The obligations of Ralcorp to consummate the Exchange at the Closing shall be subject to the satisfaction (or waiver) of the following conditions:

(i) (A) the representations and warranties of the Investment Banks in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same effect as if made on the Closing Date; and (B) each of the Investment Banks shall have complied with all its agreements set forth herein on its part to be performed at or prior to the Closing Date;

(ii) Ralcorp shall have received the private letter ruling set forth in Section 8.01(c) of the SDA, which private letter ruling shall remain in full force and effect; and

(iii) the Distribution shall occur substantially concurrently with the Closing.

In the event that any of the conditions set forth in this clause (b) shall not have been fulfilled (or waived by Ralcorp) on the Closing Date, this Agreement may be terminated by Ralcorp by delivering a written notice of termination to the Investment Banks.

5. Relationship of Parties. All acts or omissions of the Investment Banks in connection with this Agreement or any of the transactions contemplated hereby are for the Investment Banks’ own account and not for the account of Ralcorp or any of its subsidiaries. No principal-agent relationship is, nor is intended to be, created between Ralcorp or any of its subsidiaries and any of the Investment Banks by any of the provisions of this Agreement. Ralcorp acknowledges and agrees that each of the Investment Banks is acting solely in the capacity of an arm’s length contractual counterparty to Ralcorp with respect to the transactions contemplated hereby (including in connection with determining the terms of the offering under the Offering Agreement) and not as a financial advisor or fiduciary to, or an agent of, Ralcorp, any of its subsidiaries or any other person.

6. Representations to Survive. The respective agreements, representations, warranties and other statements of Ralcorp or its officers, of the Investment Banks or their respective officers, in each case set forth in or made pursuant to this Agreement, shall remain in full force and effect and shall survive the Closing.

7. Notices. All communications hereunder shall be in writing and addressed to the applicable party at its address set forth below or to such other address as such party may specify in writing:

(a)	if to the Investment Banks, to each of them at:

Barclays Bank PLC

745 Seventh Avenue

New York, New York 10019

Attention:  Syndicate Registration

Facsimile No.:  (646) 834-8133

J.P. Morgan Securities LLC

10 South Dearborn

9th Floor

Chicago, Illinois 60603

Attention:  Brendan Korb

Facsimile No.:  (312) 233-2287

Wells Fargo Bank, N.A.

230 W. Monroe,

29th Floor

Chicago, Illinois 60606

Attention:  Daniel R. Van Aken

Facsimile No.:  (312) 845-4463

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, New York 10010

Attention:  Legal Department

Facsimile No.:  (212) 322-1904

PNC Bank, National Association

225 Fifth Avenue

Pittsburgh, Pennsylvania 15222

Attention: Brian Prettyman

Facsimile No.:  (412) 762-2760

SunTrust Bank

303 Peachtree Street

23rd Floor, Mail Code 2013

Atlanta, GA 30308

Attention:  Tesha Winslow

Facsimile No.:  (404) 588-7189

With copies to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attention:  Ian D. Schuman

Facsimile:  (212) 751-4864

(b)	if to Ralcorp, to it at:

800 Market Street

St. Louis, Missouri 63101

Attention:  Gregory A. Billhartz

Facsimile No.:  (314) 877-7748

With copies to:

Bryan Cave LLP

211 N. Broadway, Suite 3600

St. Louis, Missouri 63102

Attention:  R. Randall Wang

Facsimile:  (314) 552-8149

All communications hereunder shall be effective upon receipt and any such communication shall be deemed received (i) in the case of delivery by U.S. mail, on the date that such communication shall have been delivered to the recipient thereof, (ii) in the case of delivery by receipted delivery service, on the date and at the time that such communication shall have been delivered to the recipient thereof, as evidenced by the delivery service receipt therefor, or (iii) in the case of delivery by a facsimile transmission, on the date and at the time that such communication shall have been delivered to the recipient thereof, as evidenced by the facsimile equipment confirmation.

8. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns and no other person shall have any right or obligation hereunder. At any time prior to the consummation of the Exchange on the Closing Date, this Agreement may be assigned by any of the Investment Banks to its affiliated Initial Purchaser; provided that no such assignment shall be effective unless and until (i) such affiliate shall have been assigned the Applicable Amount of Ralcorp Obligations of the assignor and (ii) such affiliate shall have (A) made, with respect to itself, the representations and warranties set forth in Section 3(b) of this Agreement and (B) agreed to be bound by the terms hereof. Upon the effectiveness of any such assignment, the assigning Investment Bank shall be released from all of its obligations, and retain none of its rights, under this Agreement.

9. Applicable Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by and construed in accordance with the laws of the State of New York. The parties hereto agree that any suit or proceeding arising in respect of this Agreement will be tried exclusively in the U.S. District Court of the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in The City and County of New York and the parties hereto agree to submit to the jurisdiction of, and to venue in, such courts.

10. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

RALCORP HOLDINGS, INC.

By:	/s/ G.A. Billhartz
Name:	G.A. Billhartz
Title:	Corporate Vice President, General Counsel and Secretary

BARCLAYS BANK PLC

By:	/s/ M.B. Pope
Name:	Mark Pope
Title:	Assistant Vice President

J.P. MORGAN SECURITIES LLC

By:	/s/ John H. Fiore
Name:	John H. Fiore
Title:	Executive Director

WELLS FARGO BANK, N.A.

By:	/s/ Daniel R. Van Aken
Name:	Daniel R. Van Aken
Title:	Director

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Aaron Weisbrod
Name:	Aaron Weisbrod
Title:	Director

SUNTRUST BANK

By:	/s/ Tesha Winslow
Name:	Tesha Winslow
Title:	Vice President

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Brian Prettyman
Name:	Brian Prettyman
Title:	Managing Director